Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Realty Capital Hospitality Trust, Inc.:

We consent to the use of our reports dated April 7, 2014, with respect to the consolidated balance sheet of American Realty Capital Hospitality Trust, Inc. and subsidiary as of December 31, 2013, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from July 25, 2013 (date of inception) to December 31, 2013 and the combined balance sheet of the Barceló Portfolio (Predecessor) as of December 31, 2013, and the related combined statements of operations, members’ equity, and cash flows for the year then ended and the related financial statement schedule of real estate and accumulated depreciation, included in the registration statement (No. 333-190698) on Form S-11 of American Realty Capital Hospitality Trust, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

McLean, Virginia
December 23, 2014